Exhibit 10.7

ENGLISH TRANSLATION OF

EMPLOYMENT AGREEMENT

In Santiago, Chile, on [__], by and among Ticketplus Ltd., a Cayman Islands exempted company (the “Company”), and Ticketplus SpA, taxpayer identification number (R.U.T.) [__], legally represented by [__], both domiciled at Alonso de Córdova N°5320, 16th floor, Las Condes District, Metropolitan Region, with electronic address legal@ticketplus.com (the “Employer”), as one party; and on the other party, [__], of Chilean nationality, national identity card number [__], born on [__], domiciled at [__], with electronic address [__], (the “Executive”), have agreed upon the following employment agreement, hereinafter the “Agreement”:

RECITALS

The Employer wishes to secure the services of the Executive as [__], together with such other duties, offices or positions in the Employer, the Company, or their affiliates as may be assigned from time to time by the Employer, the Company’s Board of Directors or other senior executive officers, and as agreed to by the Executive, upon the terms and conditions set forth below. The Executive wishes to render such services to the Employer upon the terms and conditions set forth below. For the avoidance of doubt, the employment relationship referred to in this Agreement is entered into between the Executive and the Employer only, and the Company is party solely to facilitate the Executive’s appointment as an executive officer of the Company as contemplated by Section 1 and the compensation arrangements contemplated by Section 4.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment by the Employer

The Employer agrees to employ the Executive in the position of [__] of the Employer and accordingly the Company agrees to appoint the Executive as the [__] of the Company. In such position, the Executive shall have such duties and responsibilities as are reasonably assigned, delegated and determined, customarily assigned to individuals serving in such positions, including, without limitation, [__], and such other duties consistent with the Executive’s title, together with such other duties, offices or positions in the Employer, the Company, and their affiliates as may be assigned from time to time by the Employer, the Company’s Board of Directors or other senior executive officers, and as agreed to by the Executive.

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The Executive accepts such employment and appointment and agrees to perform such duties. The Executive agrees to devote his full customary business time and energies to the business of the Employer or its affiliates, and to perform his duties hereunder on an exclusive basis.

2. Working hours

In accordance with the provisions of Article 22, second paragraph, of the Chilean Labor Code, the parties agree that the Executive shall be excluded from the limitation of working hours, since he performs services as a manager and works without immediate superior supervision by reason of the nature of the duties performed.

3. Term and continuity of the employment relationship

The parties acknowledge that the employment relationship between the Employer and the Executive commenced on April 1, 2017, and continues uninterruptedly, such that for all legal and contractual purposes the Executive’s years of effective service are fully preserved from such date.

The term of this Agreement (the “Term”) shall be of indefinite duration, unless earlier terminated as provided in Section 5 or by operation of any other legal cause of termination.

4. Compensation

As full compensation for all services to be rendered by the Executive to the Employer, the Company or their affiliates in any capacity during the Term, the Executive shall receive the following compensation and benefits:

(a) Base salary

The Executive shall receive from the Employer a monthly guaranteed net base salary of CLP $[__] ([__] Chilean pesos), payable in twelve (12) equal monthly installments (the “Base Salary”). The Employer shall assume all taxes, pension and health contributions, withholdings and other legal charges levied on the remuneration, so that the referenced amount is delivered in full to the Executive each month.

The Base Salary shall be adjusted annually each January, applying the greater of (i) five percent (5%) and (ii) the change in the Chilean Consumer Price Index (Índice de Precios al Consumidor or “IPC”) for the immediately preceding calendar year. The first adjustment shall apply in January 2027.

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(b) Statutory gratification

In addition to the Base Salary, the Executive shall receive from the Employer the statutory gratification provided in Article 50 of the Chilean Labor Code, equivalent to 25% of the remuneration accrued, subject to an annual cap of four and three quarters (4.75) monthly minimum wages. This cap shall accrue and be paid on a monthly basis at the rate of one twelfth (1/12) of 4.75 monthly minimum wages for each month worked, or the corresponding proportion of the days effectively worked in any partial calendar month. The Employer expressly elects to be governed by the gratification system established in such Article 50.

(c) Participation in employee benefit plans

During the Term, the Executive shall be permitted, if and to the extent eligible, to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Employer or the Company, commensurate with the Executive’s position. Nothing in this Agreement shall preclude the Employer or the Company from terminating or amending any such plans or coverage, so long as such change similarly affects all Employer or Company employees.

The Executive shall receive from the Employer health, medical, dental and vision insurance equal to or greater than that which the Executive received from the Employer immediately prior to entering into this Agreement.

(d) Expenses

The Employer shall pay or reimburse the Executive for all reasonable and necessary expenses actually incurred or paid by the Executive during the Term in the performance of his duties under this Agreement, upon submission and approval of expense statements, vouchers or other supporting information in accordance with the then-customary practices of the Employer.

(e) Vacation

The Executive shall be entitled to fifteen (15) business days of paid vacation per year of service, in accordance with Article 67 of the Chilean Labor Code.

(f) Withholding of taxes and contributions

The Employer shall withhold from any benefit payable under this Agreement all taxes, pension and health contributions, withholdings and other legal charges required to be withheld under applicable Chilean legislation.

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(g) Annual incentive bonus

In addition to the Base Salary, the Executive shall be entitled to an annual incentive bonus from the Employer as determined by the Company’s Board of Directors.

(h) Equity compensation

The Executive shall be eligible to participate in the Ticketplus Ltd. 2026 Equity Incentive Plan (the “2026 Plan”) and to receive awards thereunder, including share options, share appreciation rights, restricted shares, restricted share units and performance awards, as determined by the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors in its discretion. Any such equity awards shall be subject to the terms and conditions of the 2026 Plan and any applicable award agreement.

(i) Compensation recovery (clawback)

All incentive-based compensation granted to the Executive under this Agreement, including cash bonuses pursuant to Section 4(g) and awards under the 2026 Plan pursuant to Section 4(h), shall be subject to recovery (clawback) in accordance with the clawback policy that the Company may adopt for itself and its affiliates from time to time in compliance with Section 811 of the NYSE American Rules, Section 10D of the U.S. Securities Exchange Act, the Sarbanes-Oxley Act and other applicable legal and regulatory rules, as well as any other compensation recovery obligation applicable to the executive officers of the Company and/or the Employer.

5. Termination

(a) Termination upon death

If the Executive dies during the Term, this Agreement shall terminate on the date of his death, without prejudice to the payment to his heirs of the accrued remuneration and any other legal and pension benefits as provided in Section 6(b).

(b) Termination upon disability

If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable to perform his essential job functions under this Agreement for a period aggregating one hundred eighty (180) days during any twelve (12)-month period, and a physician acceptable to both the Employer and the Executive determines that, by reason of such physical or mental disability, the Executive shall be unable to perform the essential job functions required of him for such period or periods, the Employer may, by written notice to the Executive, terminate this Agreement. In such event, the Term shall end ten (10) days after the date upon which the Employer shall have given notice to the Executive of its intention to terminate this Agreement on account of disability.

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(c) Termination for cause

The Employer may, at any time, by written notice to the Executive, terminate this Agreement immediately and, without prejudice to the accrued remuneration provided in Section 6(b), the Executive shall have no right to receive any compensation or benefit hereunder from and after the date of such notice, in the event that an event of “Cause” occurs. For purposes of this Agreement, “Cause” shall mean:

(i)	any willful breach by the Executive of any material term of this Agreement, if the Executive fails to reasonably cure such breach within thirty (30) days after the receipt of written notice from the Company’s Board of Directors of such breach. Such notice shall state in reasonable detail the facts and circumstances claimed to constitute a breach or willful breach, and the intention of the Employer to terminate the Executive’s employment upon the Executive’s failure to reasonably cure such breach;

(ii)	the Executive has committed a willful act of fraud, misappropriation, embezzlement or theft, or a willful breach of fiduciary duty involving personal profit;

(iii)	the Executive is formally indicted for any criminal offense constituting a crime (crimen) or minor offense (simple delito) carrying an afflictive penalty under Chilean law, or a crime involving moral turpitude (it being understood that the Executive shall continue to be entitled to all compensation until a conviction of such offense); or

(iv)	the Executive willfully breaches the provisions of Section 7 of this Agreement.

For purposes of this Agreement, an act, or a failure to act, shall not be deemed willful or intentional, as those terms are used herein, unless it is done, or admitted to be done, by the Executive in bad faith or without a reasonable belief that the Executive’s action or omission was in the interest of the Employer.

(d) Termination without cause

The Employer may terminate this Agreement at any time, without cause, upon thirty (30) days’ written notice to the Executive. In such event, without prejudice to the payments provided in Section 6(a), the Executive shall have no right to receive any compensation or benefit hereunder after such termination.

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(e) Termination by Executive

The Executive may terminate this Agreement at any time, without cause, upon thirty (30) days’ written notice to the Employer. In such event, the Executive shall have no right to receive any compensation or benefit hereunder after such termination.

6. Termination payments

(a) Payments upon termination for company needs or executive discharge

In the event that the Employer terminates this Agreement by invoking the grounds set forth in Article 161 of the Chilean Labor Code (company needs or executive discharge —desahucio— of the Executive’s position), the Executive shall be entitled to the severance for years of service provided in Article 163 of the Chilean Labor Code, as well as to the substitute indemnity for prior notice under Article 162 of the Chilean Labor Code when applicable. Both indemnities shall be calculated in accordance with the rules, calculation base and caps established in Chilean labor legislation in force, computing the totality of the Executive’s years of effective service from the date indicated in Section 3.

(b) Payments upon termination under Articles 159 and 160

In the event of termination under the grounds of Article 159 (mutual agreement, resignation, death of the worker, expiration of the term, completion of the work, fortuitous event or force majeure) and Article 160 (cause) of the Chilean Labor Code, the Executive or his heirs shall only be entitled to the accrued and unpaid remuneration through the effective termination date, the pro-rata vacation, and any other legal and pension benefits as may correspond, with no right to any additional indemnity.

(c) Payments upon termination for disability

In the event of termination for disability pursuant to Section 5(b), the applicable legal and pension rules shall apply, and the Employer shall not assume any additional contractual obligation beyond those imposed by law.

(d) Settlement (finiquito)

The payments provided in this Section 6 shall be without prejudice to the granting of the corresponding labor settlement (finiquito) upon termination of the Agreement, in accordance with Article 177 of the Chilean Labor Code.

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7. Executive covenants

(a) Restrictive covenants

The Executive acknowledges that: (i) he is one of the limited number of persons who will assist in the development of the Employer’s and its affiliates’ business, which consists of the development and operation of a technology platform providing ticketing, access control, payments and analytics services for the live entertainment industry across Latin America and such other markets as the Employer or any of its affiliates may enter, through full-operation and white-label SaaS business models (the “Employer’s Business”); (ii) the Executive’s work for the Employer and its affiliates will bring him into close contact with many confidential affairs not readily available to the public; and (iii) the covenants contained in this Section 7 will not involve a substantial hardship upon the Executive’s future livelihood. In order to induce the Employer and the Company to enter into this Agreement, the Executive covenants and agrees as follows:

(i) Non-compete

During the Term of the Agreement and for a period of twelve (12) months following the effective termination date (the “Restricted Period”), the Executive shall not, directly or indirectly: (i) in any manner whatsoever engage in any capacity in any business competitive with the Employer’s Business for his own benefit or for the benefit of any person or entity other than the Employer or an affiliate of the Employer; nor (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Employer’s Business.

Notwithstanding the foregoing, the Executive may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market, even if such person or entity is engaged in a business competitive with the Employer’s Business. In addition, during the Restricted Period, the Executive shall not develop any property for use in the Employer’s Business on behalf of any person or entity other than the Employer, its subsidiaries and affiliates.

(ii) Confidential information

During the Term of the Agreement and following its termination, the Executive shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Employer or any of its subsidiaries or affiliates to receive such information, nor use or appropriate for his own benefit or for the benefit of any person or entity other than the Employer or any of its subsidiaries or affiliates, documents or other papers relating to the Employer’s Business or the customers of the Employer or any subsidiary or affiliate, including, without limitation, files, business relationships and accounts, pricing policies, customer lists, computer software and hardware, or any other materials relating to the Employer’s Business or the customers of the Employer or any affiliate of the Employer, or any trade secrets or confidential information, including, without limitation, business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Employer or any affiliate of the Employer, whether generated by the Executive or by any other person, except as required in the course of performing the Executive’s duties hereunder or with the express written consent of the Employer.

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Provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, trade sources or independent third parties (other than as a direct or indirect result of unauthorized disclosure by the Executive).

(iii) Employees and consultants of the Employer

During the Restricted Period, the Executive shall not, directly or indirectly (other than in furtherance of the Employer’s Business), initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then, or who has been within the preceding twelve (12)-month period, an employee or consultant of the Employer or any of its subsidiaries or affiliates, to terminate his or her employment or consulting relationship with the Employer or such subsidiary or affiliate, as the case may be, or to become employed by or enter into a contract or other agreement with any other person. The Executive shall not approach any such employee or consultant for any such purpose, nor authorize or knowingly approve the taking of any such actions by any other person.

(iv) Solicitation of customers

During the Restricted Period, the Executive shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person who is then, or has been within the preceding twelve (12)-month period, a customer or account of the Employer or its affiliates, or any actual customer leads whose identity the Executive learned during the course of his employment with the Employer, to terminate or to adversely alter its contractual or other relationship with the Employer or its affiliates.

(b) Rights and remedies upon breach

If the Executive breaches any of the provisions of Section 7(a), collectively the “Restrictive Covenants”, the Employer and its affiliates shall, in addition to the rights set forth in Section 7(a), have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants. It is acknowledged and agreed that any such breach may cause irreparable injury to the Employer and its affiliates, and that money damages will not provide an adequate remedy.

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(c) Severability of covenants

If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or by any competent governmental, regulatory or administrative authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Such court or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Employer and its affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

8. Additional Chilean law provisions

(a) Internal Rules and Regulations

The Executive acknowledges and accepts the Employer’s Internal Rules and Regulations on Order, Hygiene and Safety (Reglamento Interno de Orden, Higiene y Seguridad) and other internal policies in force, including the Code of Conduct, all of which shall be deemed an integral part of this Agreement. The Executive agrees to fully comply with their provisions. Any amendment to the Internal Rules and Regulations shall be deemed automatically incorporated into this Agreement.

(b) Reinforced confidentiality and personal data protection

Without prejudice to the confidentiality obligation set forth in Section 7(a)(ii), the Executive specifically undertakes to keep strict confidentiality with respect to:

(i)	all information or data of the Employer, its related companies, subsidiaries or affiliates, of its customers, contractors and subcontractors, whether of a commercial, economic, administrative, human resources or any other nature;

(ii)	the personal data of customers, subscribers and users protected by Chilean Law No. 19,628 on Protection of Private Life and Personal Data;

(iii)	software developed internally or externally for the Employer’s use;

(iv)	the rights protected under Chilean Law No. 17,336 on Intellectual Property and Chilean Law No. 19,039 on Industrial Property, as well as the knowledge, creations and rights not protected by such laws of which the Executive becomes aware by reason of his work; and

(v)	past, present and future projects regarding the organization, operation, strategic alliances, marketing policies, development of new products, fees and competitive strategies of the Employer.

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The parties elevate compliance with the foregoing obligations to the status of essential, and agree that any breach thereof shall be considered a serious infringement of the obligations imposed by this Agreement. This obligation shall remain in force throughout the Term and shall survive its termination.

(c) Assignment of intellectual property

All procedures, methods of preparation, inventions, processes, discoveries, developments, improvements, software, databases, designs, product concepts, works and other creations that the Executive performs as a consequence of and in connection with his services to the Employer, individually or in collaboration with others, as well as all intellectual and industrial property derived therefrom, including the rights protected under Chilean Law No. 17,336 on Intellectual Property and Chilean Law No. 19,039 on Industrial Property, shall be the exclusive property of the Employer.

The Executive hereby assigns and transfers to the Employer, without any limitation of time or territory and on a gratuitous basis, the entirety of the patrimonial rights over such creations, to the maximum extent permitted by applicable law. It is expressly stated that such works are fully paid by the remuneration established in Section 4.

The Executive acknowledges and accepts that the use, introduction or reproduction of unlicensed or unauthorized software or computer programs constitutes an infringement of Intellectual Property legislation, and shall be considered a serious breach of contractual obligations.

(d) Pension and health

For pension and health purposes, the Executive shall inform the Employer of the pension institution (AFP) and health institution (Fonasa or Isapre) to which he is affiliated, as well as any subsequent change.

(e) Equipment and corporate email

For the exclusive performance of the position, the Employer shall make available to the Executive a laptop computer, together with the respective corporate email account. The Executive undertakes to use such resources exclusively for the Employer’s purposes, and expressly authorizes the Employer to inspect such email accounts when deemed necessary for the Employer’s purposes, without need for further authorization. The Executive undertakes to return the equipment provided upon termination of the employment relationship.

9. Other provisions

(a) Notices

Any notice or other communication required or that may be given hereunder shall be in writing and shall be delivered personally, sent by electronic mail, or sent by certified, registered or express mail, postage prepaid, to the parties at the addresses specified in the appearance of this instrument, or at such other addresses as the parties may specify by similar notice. It shall be deemed given, so long as proof of delivery is available, upon personal delivery, electronic mail or mailing, as the case may be.

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(b) Entire agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto, without prejudice to the continuity of the historical employment relationship recognized in Section 3.

(c) Waivers and amendments

This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

(d) Governing law and jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Republic of Chile. The parties establish their special domicile in the city of Santiago, and submit to the jurisdiction and competence of its Ordinary Courts of Justice and the Labor Courts of Santiago, as applicable.

(e) Binding effect; benefit

This Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns permitted or required by Section 9(f). Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(f) Assignment

This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Employer may assign this Agreement and its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

(g) Counterparts

This Agreement may be executed in two or more counterparts of identical content and date, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, with one copy remaining in the possession of each party.

(h) Headings

The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

TICKETPLUS LTD.	TICKETPLUS SPA	THE EXECUTIVE

Name: [________________]	Name: [________________]	Name: [________________]
Title: [_________________]	Title: [_________________]	Title: [_________________]
	I.D. N°[___________]	I.D. N°[___________]
p.p. Ticketplus SpA
Tax ID N°[___________]

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